UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 7, 2009
DEMANDTEC, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33634	94-3344761

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
One Circle Star Way, Suite 200
San Carlos, CA 94070

(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (650) 226-4600
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
On May 7, 2009, DemandTec, Inc. (the “Company”) and Silicon Valley Bank (“SVB”) entered into Amendment No. 1 to Loan and Security Agreement (the “Amendment”), amending the Loan and Security Agreement dated as of April 9, 2008 by and between DemandTec and SVB (the “Loan Agreement,” and together with the Amendment, the “Amended Loan Agreement”) in order, among other things, to extend the maturity date of the Loan Agreement and to increase the revolving line of credit thereunder from $15.0 million to $20.0 million. The Amended Loan Agreement provides for a revolving line of credit in an amount of up to $20.0 million. The revolving line of credit can be used to (a) borrow revolving loans, (b) issue letters of credit, and (c) enter into foreign exchange contracts.
Revolving loans may be borrowed, repaid and reborrowed until May 7, 2012, at which time all amounts borrowed must be repaid. Revolving loans will bear interest, at the Company’s option, at either (1) a floating per annum rate equal to Silicon Valley Bank’s prime rate, or (2) the greater of (A) a per annum rate equal to the rate at which dollar deposits are offered to SVB in the London interbank market plus 250 basis points or (B) a per annum rate equal to 4.0%. A default interest rate shall apply during an event of default under the Amended Loan Agreement at a rate per annum equal to 500 basis points above the otherwise applicable interest rate. The Company is also obligated to pay other customary commitment fees and bank expenses for a credit facility of this size and type.
Advances under the Amended Loan Agreement are secured by a first priority lien on substantially all of the assets of the Company. The Amended Loan Agreement requires the Company to maintain both a minimum adjusted quick ratio and a minimum tangible net worth through the term of the credit facility. In addition, the Amended Loan Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Company’s ability to, among other things, dispose of assets, make acquisitions, be acquired, incur indebtedness, grant liens, make investments, make distributions, repurchase stock, and enter into certain transactions with affiliates, in each case subject to customary exceptions for a credit facility of this size and type.
The Amended Loan Agreement includes customary events of default that include, among other things, non-payment of principal, interest or fees, violation of covenants, bankruptcy and insolvency events, cross default to certain other indebtedness, material judgments and inaccuracy of representations and warranties. The occurrence of an event of default could result in the acceleration of the obligations under the Amended Loan Agreement.
The foregoing description of the Loan Agreement is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Amended Loan Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending May 31, 2009.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 hereof is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEMANDTEC, INC.
DATE: May 13, 2009	By:	/s/ Michael J. McAdam
Michael J. McAdam
General Counsel and Secretary